Exhibit 5.01

March 12, 2014

Xilinx, Inc.
2100 Logic Drive
San Jose, California 95124

Re:                             Xilinx, Inc.
Registration Statement on Form S-3 (File No. 333-194052)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3, File No. 333-194052, of Xilinx, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462 under the Securities Act of 1933, as amended (the “Securities Act”), on February 20, 2014 (the “Registration Statement”), as amended on February 21, 2014, the final pricing term sheet dated March 5, 2014 in the form filed with the Commission pursuant to Rule 433 under the Securities Act on March 5, 2014, and the final prospectus supplement dated March 5, 2014 in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on March 6, 2014 in connection with the offering and sale by the Company of its $500,000,000 principal amount of 2.125% notes due 2019 and its $500,000,000 principal amount of 3.000% notes due 2021 (collectively, the “Notes”).  The Notes are being issued pursuant to an indenture dated as of June 14, 2007, together with supplemental indentures dated as of March 12, 2014 with respect to the Notes (the “Supplemental Indentures” and, together with the Base Indenture, the “Indenture”).  In connection with the issuance of the Notes, the Company has entered into an Underwriting Agreement, dated as of March 5, 2014 (the “Underwriting Agreement”), between the Company and the representatives of the several underwriters named therein (the “Underwriters”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Indenture, forms of the Notes and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions.  In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.  As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Notes have been duly executed and authenticated in accordance with the provisions in the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company.

Xilinx, Inc.

March 12, 2014

The opinions expressed above are subject to the following assumptions, exceptions, qualifications and limitations:

A.                          The opinions above are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

B.                          We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, and (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws.

C.                          We render no opinion herein as to matters involving the laws of any jurisdiction other than the States of New York and California and the United States of America and, to the extent relevant for our opinions herein, the Delaware General Corporation Law.  We are not engaged in practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions contained herein.  This opinion is limited to the effect of the current state of the laws of the States of New York and California and the United States of America and the Delaware General Corporation Law and the facts as they currently exist.  We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.  We express no opinion regarding the Securities Act of 1933, as amended, or any other federal or state securities laws or regulations.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP